EXHIBIT 10.1

Amendment No. 10

to

Employment Agreement of David Schaeffer

This amendment (“Amendment”) is made by and among Cogent Communications Holdings, Inc. (“Holdings”), Cogent Communications, LLC (the “Company”) and David Schaeffer (“Executive”). This Amendment amends the Employment Agreement between the Company and Executive dated February 7, 2000 as amended.

1.	The second and third sentences of Section 2 are replaced with the following:

The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Effective Date and ending on December 31, 2027, unless earlier terminated as provided in Section 6.

2.	Section 5(b) (“Bonus”) is replaced with the following:

With respect to each calendar year during the Term, Executive shall be eligible to earn an annual bonus with a target annual bonus of $500,000 as follows:

(i)	50% based on Annualized Wavelength Revenue compound annual growth rate (“AWR CAGR”) determined by measuring the growth of Holdings’ Annualized Wavelength Revenue for the applicable calendar year from Holdings’ Annualized Wavelength Revenue for the prior calendar year as compared against a target compound annual growth rate (the “AWR CAGR Target”) which shall be set by the Compensation Committee (the “Committee”) of Holdings’ Board of Directors in its sole discretion. For purposes of this determination, Annualized Wavelength Revenue shall be calculated by multiplying Holdings’ wavelength revenue for the quarter ending December 31st of the applicable year (as reported in Holdings’ earnings release for such quarter) by 4 (four). The portion of the annual bonus payable for achievement of the AWR CAGR Target shall be determined by dividing AWR CAGR by the AWR CAGR Target and multiplying the result by $250,000, provided, that the annual bonus payable for achievement of the AWR CAGR Target shall not exceed $333,500. If AWR CAGR is zero or negative, the portion of annual bonus payable pursuant to this metric shall be zero; and

(ii)	50% based on Gross Profit compound annual growth rate (“GP CAGR”), determined by measuring the growth of Holdings’ Gross Profit for the applicable calendar year from Holdings’ Gross Profit for the prior calendar year as compared against a target compound annual growth rate (the “GP CAGR Target”) which shall be set by the Committee in its sole discretion. For purposes of this determination, Gross Profit shall be defined as Revenue MINUS Cost of Goods Sold and excluding equity based compensation. The portion of the annual bonus payable for achievement of the GP CAGR Target shall be determined by dividing GP CAGR by the GP CAGR Target and multiplying the result by $250,000, provided, that the portion of the annual bonus payable for achievement of the GP CAGR Target shall not exceed $333,500. If GP CAGR is zero or negative, the portion of annual bonus payable pursuant to this metric shall be zero.

The annual bonus for each year, if any, shall be calculated and paid by March 15 of the following year in connection with the filing of Holdings’ Annual Report on Form 10-K (e.g. the annual bonus, if any, to be paid by March 15, 2026 is based on reported results for the year ending December 31, 2025 compared to the reported results for the year ending December 31, 2024 ), subject to Executive’s continued employment through December 31 of the applicable year.

3.	Section 5(g)(ii) is replaced with the following:

(ii) With respect to 2025, 2026 and 2027, provided Executive is employed by the Company on January 1 of such year, each year Holdings shall grant to Executive 84,000 (eighty-four thousand) shares of time-based Restricted Stock (“New Award Time Vesting Shares”) and 96,000 (ninety six thousand) shares of performance-vesting Restricted Stock (the “New Award Performance Vesting Shares,” and together with the New Award Time Vesting Shares, the “Restricted Shares”), subject to the vesting requirements described below.

New Award Time Vesting Shares will vest in 12 equal monthly installments beginning on January 1 of the third year following the year of grant (e.g., a grant in January 2025 shall begin vesting on January 1, 2028), subject to Executive’s continued employment with the Company through each applicable vesting date.

New Award Performance Vesting Shares will be eligible to vest following a three-year performance period (a “Performance Period”) (e.g., a grant in January 2025 shall relate to performance during the period beginning on January 1, 2025 and ending on December 31, 2027), subject to Executive’s continued employment with the Company through the applicable vesting date, and based upon Executive’s achievements during the applicable Performance Period relative to the following performance targets to be determined and/or amended by the Committee, in its sole discretion in the year prior to the applicable grant date:

(a)	up to 48,000 of the Performance Vesting Shares shall vest only if Holdings’ compound annual growth rate in EBITDA (“EBITDA CAGR”) for the last year of the applicable Performance Period compared to the EBITDA CAGR for the year immediately prior to the beginning of the applicable Performance Period is positive. EBITDA is as reported in Holdings’ earnings press releases, excluding payments from T-Mobile. If Holdings’ EBITDA CAGR for the applicable Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) Holdings’ actual EBIDTA CAGR, by (ii) a target percent to be set by the Committee in its sole discretion, and then multiplying the resulting fraction by 48,000, provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (a) shall not exceed 48,000 Shares. If Holdings’ EBITDA CAGR for the applicable Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (a) will vest. Any Performance Vesting Shares subject to this clause (a) which do not vest on the applicable vesting date will be forfeited and cancelled; and

(b)	up to 48,000 of the Performance Vesting Shares shall vest only if Holdings’ compound annual growth rate in Free Cash Flow (“FCF CAGR”) for the last year of the applicable Performance Period compared to the FCF CAGR for the year immediately prior to the beginning of the applicable Performance Period is positive. Free Cash Flow shall be defined as EBITDA MINUS capital expenditures MINUS principal payments on finance (capital) leases. EBITDA is as reported in Holdings’ earnings press releases, excluding payments from T-Mobile. If Holdings’ FCF CAGR for the applicable Performance Period is positive, then the number of Performance Vesting Shares that will be vested is determined by dividing (i) Holdings’ actual FCF CAGR, by (ii) a target percent to be set by the Committee in its sole discretion, and then multiplying the resulting fraction by 48,000, provided, however that the number of Performance Vesting Shares that will vest in accordance with this clause (b) shall not exceed 48,000 Shares. If Holdings’ FCF CAGR for the applicable Performance Period is zero or negative then no Performance Vesting Shares subject to this clause (b) will vest. Any Performance Vesting Shares subject to this clause (b) which do not vest on the applicable vesting date will be forfeited and cancelled.

With respect to the Performance Vesting Shares, in the event of a material merger, acquisition, sale, divestiture or other business combination (materiality to be determined by the Committee in its sole discretion), the independent directors of the Board of Directors of Holdings may, in their good faith discretion, adjust one or more of the CAGR target percentages previously set for one of more of the Performance Vesting Shares set forth in subsections (a) and/or (b) above to prevent dilution or enlargement of the potential benefits intended to be made available under the applicable awards.

Each grant of Restricted Shares will be issued pursuant to the Amended and Restated Cogent Communications 2017 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) of Holdings and shall be subject to the Plan, the applicable award agreement and such other terms and conditions set by the Committee.

Except as herein amended the Employment Agreement shall remain in full force and effect.

Accepted and Agreed to:

As to Sections 1 and 2: Cogent Communications, LLC As to Section 3: Cogent Communications Holdings, Inc.

/s/ David Schaeffer	by:	/s/ John Chang
David Schaeffer		John Chang
In his individual capacity		Chief Legal Officer and VP
Cogent Communications, LLC and Cogent
Communications Holdings, Inc. on behalf of the board of directors

Date: January 14, 2025		Date: January 14, 2025